Exhibit 10.44
AMENDMENT NO. 4
TO
CREDIT AND SECURITY AGREEMENT
     THIS AMENDMENT NO. 4 to Credit and Security Agreement (this “Amendment”) is entered into this [ • ]th day of March, 2009 (the “Fourth Amendment Date”), by and among (a) NXSTAGE MEDICAL, INC., a Delaware corporation, EIR MEDICAL, INC., a Massachusetts corporation, MEDISYSTEMS SERVICES CORPORATION, a Nevada corporation, and MEDISYSTEMS CORPORATION, a Washington corporation, and any additional Borrower that may hereafter be added to the Credit Agreement (as defined below) (each individually as a “Borrower” and collectively as “Borrowers”), (b) GE BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Business Financial Services Inc.), individually as a Lender, and as Administrative Agent, and (c) the financial institutions or other entities signatory hereto as Lenders.
Recitals
     A. Borrowers, Administrative Agent and the Lenders have entered into that certain Credit and Security Agreement dated as of November 21, 2007 as amended by Amendment No. 1 to Credit and Security Agreement dated as of June 27, 2008, Amendment No. 2 to Credit and Security Agreement dated as of June 30, 2008 and Amendment No. 3 to Credit and Security Agreement dated as of October 14, 2008 (as the same may from time to time be further amended, modified, supplemented or restated, the “Credit Agreement”).
     B. The Lenders have extended credit to Borrowers for the purposes permitted in the Credit Agreement.
     C. Borrowers have requested that Administrative Agent and the Lenders amend the Credit Agreement as more fully set forth herein.
     D. Administrative Agent and the Lenders have agreed to so amend certain provisions of the Credit Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Credit Agreement.
     2. Amendments to Credit Agreement.
          2.1 Section 1.1 (Certain Defined Terms). Section 1.1 of the Credit Agreement is hereby amended as follows:

               (a) The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety and replaced with the following:
          ““Base Rate” means (a) the LIBOR Rate with respect to the Revolving Loans and other Obligations (other than the Term Loan) and (b) eleven and twelve one hundredths percent (11.12%) per annum with respect to the Term Loan.
          “Base Rate Margin” means (a) six and one half percent (6.50%) per annum with respect to the Revolving Loans and other Obligations (other than the Term Loan), and (b) no additional amount with respect to the Term Loan.
          “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) four percent (4.0%) per annum or (b)(i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the period of three (3) months under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (ii) the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Administrative Agent) no longer reports the LIBOR or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a comparable replacement index or replacement page, as the case may be, that has been accepted as comparable by the London Interbank Market.”
               (b) The following definitions in Section 1.1 of the Credit Agreement are hereby amended as follows:
                    (i) Clause (h) of “Permitted Indebtedness” is hereby amended in its entirety and replaced with “(h) Reserved;”
                    (ii) Clause (j) of “Permitted Liens” is hereby amended in its entirety and replaced with “(j) Reserved.”
          2.2 Section 4.9 (Intellectual Property.). The last sentence of Section 4.9 of the Credit Agreement is hereby amended in its entirety and replaced with the following:
          “Notwithstanding the foregoing, Borrowers shall be required to update Schedule 4.9 within 30 days of the end of each fiscal quarter of Borrowers beginning with the second fiscal quarter of 2009; provided, that, each Credit Party shall provide Administrative Agent with written notice at least three (3) Business Days in advance of any new registration by such Credit Party of its Intellectual Property with any Governmental Authority; provided, further, that it is understood that no Default or Event of Default will result if a Borrower shall fail to include each item of registered Intellectual Property if such Borrower is exercising commercially reasonable diligence when complying with such disclosures.”
          2.3 Section 5.4 (Consolidations, Mergers and Sales of Assets; Change in Control.). Section 5.4 of the Credit Agreement is hereby amended in its entirety and replaced with the following:
          “Section 5.4 Consolidations, Mergers and Sales of Assets; Change in Control. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person, other than pursuant to a Permitted Acquisition, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions; provided, however, in no event shall a Borrower permit any Asset Disposition, including, without limitation, the transfer of any Intellectual Property, to any Subsidiary that is not a Credit Party. No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any guarantor of the Obligations.”
          2.4 Section 5.9 (Deposit Accounts and Securities Accounts.). The first two sentences of Section 5.9 of the Credit Agreement are hereby amended in their entirety and replaced with the following:
          “Section 5.9 Deposit Accounts and Securities Accounts. No Borrower will, or will permit any Subsidiary to, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Administrative Agent and unless Administrative Agent, such Borrower or such Subsidiary and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account; provided, however, Subsidiaries that are not Credit Parties shall be permitted to maintain no more than $1,000,000 in the aggregate, of cash, Investment Property, Securities or other assets in Deposit Accounts or Securities Accounts in which Administrative Agent does not have a perfected security interest. Borrowers represent and warrant that Schedule 5.9 lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Fourth Amendment Date.”
          2.5 Section 6.1 (Additional Defined Terms). The following definitions are inserted into Section 6.1 of the Credit Agreement in alphabetical order:
          ““Adjusted Consolidated EBITDA” means, for any period of four consecutive fiscal quarters, Borrowers’ Net Revenue less (a) cost of goods sold expense for such period, (b) research and development expense for such period, (c) selling and marketing expense for such period, (d) distribution expense for such period, (e) general and administrative expense for such period and (f) amortization of DaVita Deferred Revenue for such period plus to the extent included in the above expenses (x) asset and equipment depreciation for such period, (y) intangibles amortization for such period and (z) non-cash stock option expense for such period, all consistently reported in accordance with GAAP and Borrowers’ three year plan dated January 6, 2009.

          “Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (d) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Administrative Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days. For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.
          “DaVita Deferred Revenue” means such amounts recorded in the Borrowers’ financial statements consistently reported in accordance with GAAP and consistent with Borrowers’ three year plan dated as of January 6, 2009.
          “Minimum Liquidity” means the sum of Revolving Loan Availability plus (i) unrestricted cash, (ii) cash that is reserved solely for Borrowers’ compliance with Section 6.6 hereof and which shall not be used for any other purposes and (iii) Cash Equivalents which are (a) owned by a Borrower, (b) subject to a Deposit Account Control Agreement and/or a Securities Account Control Agreement, (c) not pledged to or held by Administrative Agent to secure a specified Obligation, and (d) not pledged to or held by Administrative Agent as an escrow or reserve required under this Agreement.”

          2.6 Section 6.2 (Minimum Net Revenues.). Section 6.2 of the Credit Agreement is hereby amended in its entirety and replaced with the following:
          “Section 6.2 Minimum Net Revenues. Borrowers agree that an Event of Default shall be deemed to have occurred under this Agreement if the Borrowers’ Net Revenues for any twelve month trailing period preceding the end of each calendar quarter below (which shall be the Defined Period) shall be less than the amounts set forth below:

Minimum Net Revenues
Defined Period Ending	for Defined Period
March 31, 2009	$121,600,000
June 30, 2009	$126,300,000
September 30, 2009	$132,700,000
December 31, 2009	$132,200,000
March 31, 2010	$134,400,000
June 30, 2010	$136,100,000
September 30, 2010	$138,600,000
December 31, 2010	$145,000,000
March 31, 2011	$152,400,000
June 30, 2011	$159,600,000 ”
          2.7 Section 6.4 (Evidence of Compliance.). Section 6.4 of the Credit Agreement is hereby amended by inserting the following sentence at the end of the section:
          “Notwithstanding the foregoing, on or before the fifth Business Day of each month, Borrowers shall furnish to Administrative Agent evidence (in form and content satisfactory to Administrative Agent) of Borrowers’ compliance with Section 6.6 herein as of the last day of the immediately preceding month.”
          2.8 ARTICLE 6 (FINANCIAL COVENANTS). Article 6 of the Credit Agreement is hereby amended by inserting new Sections 6.5 and 6.6 as follows:
          “Section 6.5 Minimum Adjusted Consolidated EBITDA. Borrowers agree that an Event of Default shall be deemed to have occurred under this Agreement if the Borrowers’ Adjusted Consolidated EBITDA for any twelve month trailing period preceding the end of each calendar quarter below (which shall be the Defined Period) shall be less than the amounts set forth below:

Minimum Adjusted Consolidated EBITDA
Defined Period Ending	for Defined Period
March 31, 2009	$(29,300,000)
June 30, 2009	$(26,200,000)
September 30, 2009	$(22,000,000)
December 31, 2009	$(16,800,000)
March 31, 2010	$(11,900,000)
June 30, 2010	$(6,100,000)

Minimum Adjusted Consolidated EBITDA
Defined Period Ending	for Defined Period
September 30, 2010	$(1,000,000)
December 31, 2010	$3,500,000
March 31, 2011	$7,900,000
June 30, 2011	$12,200,000
          Section 6.6 Minimum Liquidity. Borrowers agree that an Event of Default shall be deemed to have occurred under this Agreement if the Borrowers’ Minimum Liquidity (measured on a consolidated basis) at any time during the term of this Agreement shall be less than ten million Dollars ($10,000,000); provided that Borrowers shall have thirty (30) days following the occurrence of a failure to meet Minimum Liquidity under this Section 6.6 in order to cure such failure by raising at least ten million Dollars ($10,000,000) of cash capital contributions in immediately available funds (net of all costs, fees and expenses associated therewith) from investors (either in the form of equity investment or by partnership, joint venture or some similar type of relationship) so long as (a) such investment is otherwise permitted under this Agreement and (b) such funds are placed into accounts subject to a Deposit Account Control Agreement and/or a Securities Account Control Agreement pending expenditure or other use by Borrowers.”
          2.9 Section 10.1 (Events of Default). Section 10.1(b) of the Credit Agreement is hereby amended by inserting “Article 6,” immediately preceding the reference to “Article 5,” in clause (i) and by adding, at the end of such clause (i), the following parenthetical: “(provided, that there shall be no Event of Default under Section 6.6 unless the cure period therein has expired and no cure thereunder has occurred.)”.
          2.10 Schedule 2.1 (Amortization Schedule). Schedule 2.1 of the Credit Agreement is hereby amended in its entirety and replaced with the following:
          “Commencing on April 1, 2009, and continuing on the first day of each month thereafter until all Obligations for the Term Loan are repaid in full, Borrowers shall pay to Administrative Agent as a principal payment under the Term Loan an amount equal to such amount set forth in the table below opposite such payment date:

Date	Principal Payment
April 1, 2009	$0.00
May 1, 2009	$0.00
June 1, 2009	$0.00
July 1, 2009	$1,164,000.00
August 1, 2009	$1,164,000.00
September 1, 2009	$1,164,000.00
October 1, 2009	$1,164,000.00
November 1, 2009	$1,164,000.00
December 1, 2009	$1,164,000.00
January 1, 2010	$1,164,000.00
February 1, 2010	$1,164,000.00
March 1, 2010	$1,164,000.00
April 1, 2010	$1,164,000.00
May 1, 2010	$1,164,000.00

Date	Principal Payment
June 1, 2010	$1,164,000.00
July 1, 2010	$1,164,000.00
August 1, 2010	$1,164,000.00
September 1, 2010	$1,164,000.00
October 1, 2010	$1,164,000.00
November 1, 2010	$1,164,000.00
December 1, 2010	$1,164,000.00
January 1, 2011	$1,164,000.00
February 1, 2011	$1,164,000.00
March 1, 2011	$1,164,000.00
April 1, 2011	$1,164,000.00
May 1, 2011	$1,164,000.00
June 1, 2011	$1,159,034.50	”
          2.11 Schedule 4.3 (Insurance). Schedule 4.3 of the Credit Agreement is hereby amended in its entirety and replaced with Schedule 2.11 to this Amendment.
          2.12 Schedule 4.9 (Intellectual Property). Schedule 4.9 of the Credit Agreement is hereby amended in its entirety and replaced with Schedule 2.12 to this Amendment.
          2.13 Schedule 5.9 (Deposit Accounts and Securities Accounts). Schedule 5.9 of the Credit Agreement is hereby amended in its entirety and replaced with Schedule 2.13 to this Amendment.
          2.14 Schedule 9.1 (Collateral). Schedule 9.1 of the Credit Agreement is hereby amended in its entirety and replaced with the following:
     “The Collateral consists of all of Borrowers’ right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising, and all proceeds and products of the following:
     All Intellectual Property, IP Proceeds (as defined below), Accounts, Equipment, Inventory, Goods, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles including all Payment Intangibles and Software, Commercial Tort Claims, Documents, Instruments (including any Promissory Notes), Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper), cash, Deposit Accounts, Securities Accounts, Fixtures, Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing), Securities, and all other Investment Property (subject to Section 5.5(b)), Supporting Obligations, and Financial Assets, whether now owned or hereafter acquired, wherever located; and
     All of Borrowers’ books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions,

attachments, accessories, accessions and improvements to and replacements, products, Proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral shall not include (a) more than 65% of the Borrowers’ ownership in the voting interests in NxStage Verwaltungs-GmbH, NxStage GmbH & Co. KG, Medisystems Europe S.p.A. and Medimexico S. de R.L. de C.V. and (b) any licenses which are now or hereafter held by any Borrower as licensee (i) if the licensor or other applicable party is not an Affiliate of the licensee and (ii) such licenses are not assignable or capable of being encumbered under the terms of the license or other agreement applicable thereto (unless and solely to the extent that any such restriction on assignment or encumbrance is ineffective under the UCC or other applicable law), without the consent of the licensor thereof or other applicable party thereto and such consent has not been obtained after using commercially reasonable efforts to obtain such consent; provided, however, that the Collateral shall include any and all Proceeds of such licenses to the extent that any anti-assignment clause in any agreement relating thereto does not restrict the assignment or encumbering of such Proceeds, or if assignment or the granting of a Lien in such Proceeds is so restricted, solely to the extent that such restriction is ineffective under the UCC or other applicable law; provided further that upon obtaining the consent of any such licensor or other applicable party to the assignment or encumbrance of such license or other agreement, or upon the termination or expiration of any such prohibition, such license as well as any and all Proceeds thereof that theretofore might have been excluded from such grant of a Security Interest shall automatically be subject to the security interest granted in favor of the Administrative Agent hereunder and become part of the Collateral.
     The term “IP Proceeds” means all Accounts, General Intangibles (including Payment Intangibles), license and royalty fees and other revenues, Proceeds, income or rights to payment arising out of or relating to the use, sale, licensing, financing or disposition of any of the Intellectual Property (nothing herein implying the secured party’s consent to any such sale, licensing, financing or disposition).”
          2.15 Schedule 9.2 (Location of Collateral). Schedule 9.2 of the Credit Agreement is hereby amended in its entirety and replaced with Schedule 9.2 to this Amendment.
     3. Limitation of Amendments.
          3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Financing Document, or (b) otherwise prejudice any right or remedy which Administrative Agent or the Lenders may now have or may have in the future under or in connection with any Financing Document.

          3.2 This Amendment shall be construed in connection with and as part of the Financing Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Financing Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
     4. Grant of Security in Intellectual Property. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby affirm the existing security interest in the Collateral and, in addition thereto, grant and pledge to Administrative Agent, for the benefit of Lenders and Administrative Agent, a continuing first priority Lien on and security interest in, upon, and to Borrowers’ Intellectual Property as set forth on Schedule 9.1 as amended in this Amendment.
     5. Representations and Warranties. To induce Administrative Agent and the Lenders to enter into this Amendment, each Borrower hereby represents and warrants to Administrative Agent and each Lender as follows:
          5.1 immediately after giving effect to this Amendment (a) the representations and warranties contained in the Financing Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Default or Event of Default has occurred and is continuing;
          5.2 each Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Credit Agreement, as amended by this Amendment;
          5.3 the organizational documents of each Borrower delivered to Administrative Agent on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
          5.4 the execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Credit Agreement, as amended by this Amendment, have been duly authorized;
          5.5 the execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Credit Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting any Borrower, (b) any contractual restriction with a Person binding on any Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on any Borrower, or (d) the organizational documents of any Borrower;
          5.6 the execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Credit Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on any Borrower, except as already has been obtained or made; and
          5.7 this Amendment has been duly executed and delivered by each Borrower and is the binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     6. Effectiveness. This Amendment shall be deemed effective upon the delivery and/or satisfaction of the following:
          6.1 the due execution and delivery to Administrative Agent of this Amendment by each party hereto;
          6.2 the Borrowers delivering to Administrative Agent an executed Intellectual Property Security Agreement from the Borrowers in form and substance reasonably acceptable to Administrative Agent;
          6.3 the Borrowers delivering to Administrative Agent an executed Consent to Collateral Assignment of Intellectual Property from Medisystems Corporation and DSU Medical, Inc. in form and substance reasonably acceptable to Administrative Agent;
          6.4 Each document (including any Uniform Commercial Code financing statement) required by this Amendment or the Credit Agreement, any related agreement or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected security interest in or lien upon the Collateral (including Borrowers’ Intellectual Property) shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Administrative Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;
          6.5 Borrowers delivering to Administrative Agent a legal opinion of Borrowers’ counsel in form and substance reasonably acceptable to Administrative Agent;
          6.6 Receipt by Administrative Agent of searches satisfactory to Administrative Agent demonstrating an absence of all Liens, other than Permitted Liens;
          6.7 Receipt by Administrative Agent of an updated Schedule 5.9 to the Credit Agreement reflecting Borrowers’ Deposit Accounts and Securities Accounts as of the Fourth Amendment Date;
          6.8 Borrower delivering to Administrative Agent a certificate of the secretary of each Borrower with copies of the resolutions of the board of directors authorizing the execution and delivery of this Amendment and each of the other Financing Documents;

          6.9 Borrowers’ payment to Administrative Agent of an amendment fee in an amount equal to $480,000 to be shared pro rata among the Lenders based upon their respective commitment percentages set forth in Annex A to the Credit Agreement; and
          6.10 Such other documents and instruments as Administrative Agent may reasonably request.
     7. Post Closing Deliverables.
          7.1 On or before March 23, 2009, Borrowers shall deliver an executed amendment in a form acceptable to Administrative Agent to that certain Uncertificated Securities Control Agreement dated as of November     , 2007 among NxStage Medical, Inc., as Grantor, GE Business Financial Services Inc. (formerly known as Merrill Lynch Business Financial Services Inc.), as Secured Party, Merrill Lynch Funds for Institution Series, as Issuer, and State Street Bank and Trust Company, through its service provider, Boston Financial Data Services, Inc., as transfer agent for the Issuer which amends the account number referenced therein from “                        ” to “                        .”
          7.2 On or before April 15, 2009, Borrowers shall deliver a Bailee Consent from Manna Freight Systems for Borrowers’ inventory located at Fidelstone Logistics, 15600 S. Blackburn Avenue, Norwalk, CA 90650 in substantially the same form as Exhibit A attached hereto. Borrowers agree that until such executed Bailee Consent has been delivered to Administrative Agent, they shall not increase any inventory levels at the aforementioned location by more than 10% from the inventory level at such location as of the date hereof.
     8. Expenses. Borrowers agree to pay the expenses and costs of Administrative Agent (including the fees and expenses of Administrative Agent’s counsel, advisors and consultants) accrued and incurred in connection with the transactions contemplated by this Amendment and all other expenses and costs of Agent (including the fees and expenses of Administrative Agent’s counsel, advisors and consultants) payable pursuant to Section 12.15 of the Credit Agreement.
     9. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.
     10. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AMENDMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN CHICAGO, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.
     11. Headings. Headings in this Amendment are for convenience of reference only and are not part of the substance hereof.

     12. Integration. This Amendment and the other Financing Documents constitute and contain the entire agreement of Borrowers and Lenders with respect to their respective subject matters, and supersede any and all prior agreements, correspondence and communications.
[signature page follows]

     In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWERS

NXSTAGE MEDICAL, INC.

By:
Name:
Title:

EIR MEDICAL, INC.

By:
Name:
Title:

MEDISYSTEMS SERVICES CORPORATION

By:
Name:
Title:

MEDISYSTEMS CORPORATION

By:
Name:
Title:

Signature Page to Amendment No. 4

ADMINSTRATIVE AGENT:

GE BUSINESS FINANCIAL SERVICES INC.
(formerly known as Merrill Lynch Business Financial Services Inc.)

By:
Name:
Title:

LENDERS:

GE BUSINESS FINANCIAL SERVICES INC.
(formerly known as Merrill Lynch Business Financial Services Inc.)

By:
Name:
Title:

SILICON VALLEY BANK

By:
Name:
Title:

OXFORD FINANCE CORPORATION

By:
Name:
Title:

Signature Page to Amendment No. 4